Exhibit 99.2

AEGION CORPORATION

August 1, 2019

9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s second quarter 2019 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Vice President, Finance and Investor Relations. Katie, you may proceed.

Katie Cason:

Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. Additionally, we filed a presentation this morning that will accompany portions of the management discussion in a few minutes. You can find a copy of our press release and the presentation on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you, Katie and good morning to everyone joining us on the call today.

I’m very pleased with Aegion’s second quarter results, which came in above our expectations. All of our operating segments achieved their targets for the quarter, with particularly strong margin performance from our core North America CIPP business and good top-line growth in Energy Services. Based on a solid H1, combined with our backlog position and good operating momentum going into our seasonally stronger second half, we are reaffirming our 2019 outlook to achieve modest growth in adjusted EPS compared to the prior year. We are also pleased with the progress on a number of key initiatives to fuel growth in 2020.

We’re going to change up the flow of our discussion this morning. David is going to provide an update on the quarter and our outlook for the rest of the year. Then I will spend a few minutes discussing some of the key initiatives that we are excited about as we move past our multi-year restructuring efforts.

As Katie mentioned, I will be walking through some slides as part of this discussion so if you haven’t downloaded a copy of that presentation from our website, now may be a good time to do so. David, I’ll turn the call over to you.

David Morris:

Thank you Chuck, and good morning to everyone on the call. As Chuck mentioned, we are very pleased with our results in the second quarter, and we delivered some notable improvements compared to the prior year. We grew adjusted operating income by 3%, despite a 5% decline in revenues, as a result of productivity improvements and cost reductions that drove margin expansion for the business. Below adjusted operating income, we benefited from reduced interest expense on lower debt levels, higher interest income related to the note receivable as part of the Bayou sale last year, and lower FX exposure-related expenses. Our adjusted effective tax rate of 23% was also slightly improved. These factors offset the impact of a higher earnings deduction attributable to non-controlling interests related to improved results from our joint ventures. All in, our adjusted earnings per share for the quarter was $0.37, an increase of 9% compared to Q2’18.

We reported a GAAP loss in the quarter of $0.27 per diluted share. The adjustments between our GAAP and adjusted non-GAAP results in the quarter consisted of:

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$6.5 million of pre-tax restructuring charges, primarily related to:  wind-down expenses, severance and other headcount reduction costs; losses on the disposal of assets; and foreign withholding taxes related to cash repatriation costs. Charges expected to be settled in cash represented $5.4 million of the $6.5 million of Q2’19 restructuring charges.

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We also recorded $12.8 million of pre-tax divestiture expenses, with the primary expense being an $11.9 million pre-tax impairment charge related to international assets held for sale as part of restructuring activities to exit international CIPP contracting operations.

I’ll briefly walk through a review of our quarterly results by segment and discuss our financial guidance outlook for the rest of the year before turning the call back over to Chuck.

Infrastructure Solutions delivered better than expected results in the quarter, driven by significant productivity gains from our North America CIPP operations and the exit of underperforming international businesses, which, together, drove adjusted gross margins to 25%, the highest quarterly level in three years. Revenues declined 3% from the prior year, or a 2% reduction when excluding exited or to be exited businesses, driven by heavy rains and flooding in the quarter that impacted much of the U.S.  Despite the lower volumes, adjusted gross profit increased 8% and adjusted operating income increased 27%, aided by a 7% reduction in operating costs. While the outperformance was primarily driven by our CIPP operations, we also saw improvements from our Fusible PVC® and Fyfe offerings.

Our 2019 outlook for the segment remains largely in line with previous guidance. We expect total revenues for the segment to be flat to slightly improved compared to 2018, with revenue growth excluding business exits in the 2 to 4% range. This guidance is slightly reduced from our previous call to reflect the weather impacted volumes during the quarter. However, we are increasing our adjusted gross margin guidance to improve 150 to 250 basis points compared to the prior year, driven by the strong trends we’ve seen year to date.

Our contract backlog at June 30, excluding the impact of exited or to be exited businesses, declined 15% to $291 million, though the prior year level included a record quarterly high for the North America CIPP business. Order intake for the quarter for this business exceeded internal targets and ending backlog levels are in line with historical averages. This combined with the strong bid table outlook give us confidence in our overall revenue outlook for the segment.

We expanded the scope of our international CIPP exits in the quarter to include the planned sales of our remaining European contracting operation in Northern Ireland, Spain and the Netherlands. We are in active discussion with potential buyers and expect transactions to be completed by the end of the year. Negotiations fell through in the quarter related to the divestiture of Australia, though we are now in discussions with another prospective buyer and also expect to complete this sale by the end of the year. The timing for these processes can be uncertain. However, we have dedicated resources to manage the activities.

Turning to Corrosion Protection.  Results in the quarter were largely in line with expectations, driven by strong volumes and project execution in the industrial linings business that helped to offset weakness within the cathodic protection business. The industrial linings business saw strong improvement in the U.S. and Middle East results, and this trend is expected to continue into the second half of the year. Overall, revenues for the quarter were down 20% from the prior year. Excluding exited businesses, revenues declined 12%, driven by the loss of contributions from the large Middle East coating projects completed last year. Adjusted gross margins of 22% were in line with historical averages for the business, excluding the benefits we’ve seen from large higher margin project contributions.

We made progress during the quarter in reducing adjusted operating costs in the business, as demonstrated by a 14% decline compared to Q2’18. However, we still have work to do on overall cost reductions to improve profitability for the segment. Chuck will talk in more detail soon about some of these initiatives, primarily focused in the cathodic protection business.

For the full year, we are maintaining our segment guidance for revenues to decline 15 to 20% from prior year levels. Excluding the impact of exited or to be exited operations, revenues are projected to decline 5 to 10%, with an adjusted gross margin decline of 150 to 250 basis points, driven by the completion of the large coating projects last year.

Contract backlog, excluding exited or to be exited businesses, increased 2% year over year, despite the loss of $15 million from the large Middle East projects. We are bidding multiple opportunities in the Middle East for our coating services and industrial linings businesses and expect strong increases in backlog in the second half of the year to drive significant revenue and earnings growth for the segment in 2020.

We’ve substantially completed the exit of our lining businesses in Mexico, Brazil and Argentina. We will continue to maintain a presence in Chile, where we have a recurring revenue stream from mining activities in the region and can oversee, support and staff future South America projects. Remaining exits of our cathodic protection activities in the Middle East and our joint venture in South Africa are expected to be completed by the end the year.

Shifting to Energy Services, performance in the quarter exceeded expectations and we saw strong year-over-year improvement across all key metrics, primarily driven by strength in our core maintenance activities.

We are still seeing the benefit of higher rates following labor transitions completed late last year and, during the quarter, we had increased volumes from emergency repair work performed for a key customer. Margins increased in the quarter as well due to improved utilization, a higher mix of specialty safety service offerings and good cost control.

For the full year, segment revenues are expected to decline 2 to 4%, primarily due to a reduction in turnarounds following an acceleration of activity in 2018. Adjusted gross margins are projected to increase 50 to 100 basis points, which should drive adjusted operating income growth of more than 20% this year. Contract backlog levels are healthy for the segment and we expect backlog for turnaround activity to pick up in the coming months to position the business for growth in 2020.

That wraps a review of our operating segments. Adjusted corporate spend was on par with the prior year as ongoing cost reductions within functional spending were largely offset by higher incentive-related accruals as a result of achieving first half performance targets. We continue to target corporate spending as a percentage of revenue in the 2 to 2.5% range.

For consolidated Aegion, we now expect a 5 to 7% decline in reported revenues in 2019. Excluding the impact of exited or to be exited businesses, revenues are expected to decline 1 to 3%, primarily as a result of the lack of larger Middle East projects in 2019. We continue to target modest improvements in both adjusted gross margins and adjusted operating margins, driven by our exit of unprofitable businesses and improvements within our North America CIPP and cathodic protection businesses.

Net interest expense is expected to be approximately $13 million for the year, with reductions from the prior year due to lower expected debt levels as well as interest income related to the Bayou divestiture bridge loan, which may remain outstanding until August 2020. We expect our adjusted effective tax rate to remain within the 23 to 24 percent range. All in, we’re reaffirming our outlook for modest improvement in adjusted earnings per share in 2019.

We expect second half results to be significantly higher than the first, split roughly evenly between the third and fourth quarters. Third quarter expected results are lower than Q3’18, as the majority of work performed on the large Middle East coating projects took place in Q3’ 18.

That wraps our review of Aegion’s adjusted results and guidance for 2019. Turning briefly to our cash flows, net operating cash flow generation was $14 million for the first half of the year, increasing 38% compared to the prior year.

Year to date:

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We invested $14 million in maintenance and growth capital for our core businesses, with investments in our North America CIPP business and in new robots to support upcoming coating services projects; and

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We also repurchased 1.3 million shares of our common stock for $22 million through our open market share repurchase programs, for an average price of $17.28 per share. In addition, we repurchased an additional 154,000 shares of our common stock for $3 million to satisfy tax obligations related to employee equity awards.

We ended the quarter with $52 million in cash, which is lower than historical levels. However, we feel good about our cash position, balance sheet strength and access to liquidity for a couple reasons:

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First, we made the decision to opportunistically repurchase more shares during the first half of the year based on what we viewed as a significant valuation discount for Aegion common stock. Share repurchases overall are up $6.5 million from the first half of 2018.

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Second, our targeted cash on hand levels to run the day-to-day business have declined primarily due to our reduced international footprint and our ability to repatriate additional funds back to the U.S. Our target level for running the business is now closer to $60 million, but we were comfortable in the quarter drawing this down to fund share repurchases. We remain in compliance with our required debt covenants, made our required debt payments in the quarter and have good access to revolver borrowings.

We expect cash generation to pick up sharply in the second half of the year. For 2019, we are still targeting capital expenditures in the $25 to $30 million range, and we have approval to buy an additional $10 million of Aegion common stock in open market share repurchase transactions during the second half of the year. We are now substantially complete with our 2017 restructuring program and expect cash charges of less than $5 million moving forward.

That wraps a review of our second quarter results and outlook for 2019. With that update, I’ll turn the call back over to Chuck to discuss some of our key growth initiatives moving forward.

Chuck Gordon:	Thank you for that overview, David. For those following along with the presentation we filed, please turn to Slide 2.

With the restructuring substantially complete, I believe Aegion is at a critical inflection point with multiple levers for sustainable long-term growth. I’d like to start by spending a few minutes discussing what we have accomplished over the last several years through our restructuring efforts. More importantly, as we close the book on those activities, I want to highlight what we are focused on, and excited about, moving forward:

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We have market leading positions in each of our core markets and, particularly in our Infrastructure Solutions segment. Our significant scale and vertical integration are major competitive advantages that drive growth opportunities with products and services that complement our offers to existing customers.

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We have a stable North America-focused growth profile based largely on revenue streams from the rehabilitation of existing infrastructure and a demand profile that only continues to grow as our nation’s pipelines age.

●	We also see a growing awareness of health, safety and environmental issues, which further reinforces the need for environmentally sustainable solutions that Aegion is well positioned to provide.
●	We have significantly increased our investments in technology over the last few years and we expect many of these initiatives to begin bearing fruit in 2020 and 2021.
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We see a strong project funnel in the Middle East for both onshore and offshore development and our strong track record in the region over the last decade positions us to capture significant opportunities over the next few years as the region expands its oil and gas production capabilities.

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Finally, we have a strong balance sheet, good cash flows and access to liquidity to achieve our growth targets, and we are committed to maintaining a disciplined capital allocation philosophy moving forward.

If you turn to Slide 4, we like the markets we serve, and we are operating from a position of strength in each of our core businesses. In Infrastructure Solutions, we have the largest market share at approximately 40% of the North America CIPP market and we are the only vertically integrated CIPP provider from felt manufacturing through installation. We have a nearly 50-year history of rehabilitating pipelines on the wastewater side and believe our size and scale gives us a significant advantage as we look to grow trenchless solutions for the municipal water market as well.

Our Corrosion Protection segment primarily serves the more stable midstream oil and gas markets, and our Corrpro brand enjoys the largest share at approximately 20% of the highly fragmented North American cathodic protection market.

Our Energy Services segment has a very strong foothold in the West Coast refinery market, where we are providing maintenance, turnaround and construction services in 15 of the 17 refineries. We have a good partnership with our customers after successfully transitioning our labor in California to the trades over the last two years to comply with state labor law.

Although each of our core markets is characterized by GDP-type growth, within each of our segments we have multiple opportunities to further enhance growth through new technology and service offerings which leverage our market position to gain share and continue to improve profitability.

Turning to Slide 6, we announced this quarter that we are now substantially complete with our restructuring activities. This multi-year process began in 2014 following a seven-year period where Aegion was heavily focused on a diversification strategy in both end markets and geographic expansion, primarily through a series of acquisitions. During this timeframe, we entered the North American oil and gas market and opened multiple international contracting operations to expand our global footprint.

The result was an overly complex portfolio of multiple smaller, often underperforming businesses that stretched management focus too thin, coupled with a high concentration of upstream exposure that led to significant earnings volatility for Aegion shareholders. It took longer than we hoped to unwind some of these decisions and reshape the business but as I look back over the last several years, the impact is substantial:

●	We’ve significantly streamlined and simplified the company structure and organizational focus on markets where we can generate sustainable long-term returns.
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We have positioned our operations in markets with favorable scale and earnings profiles, while exiting markets where growth opportunities are limited, highly volatile or better served by a profitable business model

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We’ve lowered our risk profile and focused on businesses where we have good operating leverage to be profitable through all cycles, generate strong cash flows and deliver more predictable earnings and returns in excess of our cost of capital.

If you turn to Slide 7, the representation of all the exited businesses is significant. By the end of 2019, we will have a reduction, by more than 50%, of our reporting units, yielding multiple benefits including: improved management focus on the core business, less complexity associated with international treasury, tax, human resource and legal activities and reduced travel costs.

Looking to the right of the page, we will have exited 22 international contracting markets. While some of these businesses operated profitably, in total they lacked the market potential, scale or operating leverage to deliver consistent profitable earnings. And in a few isolated markets, significant underperformance was a heavy drag on Aegion earnings and a distraction away from the core North America business. All in, the exited international businesses generated less than 10 percent of Aegion’s consolidated revenues from 2014 to 2018 but drove adjusted operating losses of more than $17 million over the same timeframe.

In North America, our simplification was driven by the exit of highly volatile upstream businesses and the exit of our Fyfe North America contracting business in favor of a much more profitable operating model. Combined, these businesses generated nearly $700 million in revenues from 2014 to 2018 with adjusted operating income of nearly $70 million, primarily underpinned by the large Appomattox project that we were able to successfully execute and monetize prior to divesting the Bayou business.

On Slide 8, you can see the impact exited or to be exited businesses have had on quarterly earnings performance over the last few years. There is a lot of red on this page, as the majority of these businesses have been consistent underperformers relative to expectations. The cumulative earnings miss of nearly $0.90 of adjusted EPS from 2016 through the current quarter is significant, though you can see trends have been improving as we’ve taken corrective actions. Most importantly, when we look at the performance of the underlying business, excluding the volatility of exited operations, we’ve achieved at or greater than 95% of our plan targets in 12 of the last 14 quarters. This is a good indication of the reduced earnings volatility in the business moving forward.

On Slide 9, you can see how our actions have de-risked our revenue profile. Our revenue change over the last five years is largely flat, despite the fact that we will have exited businesses that generated more than $300 million in revenues in 2014. When you exclude the contributions from the exited businesses, you can see we’ve grown the underlying revenue base 20 percent over the last five years, or a 4 percent compound annual growth rate. These growth rates are in line with trends in our core markets and consistent with the kind of stable annual growth we can expect moving forward as well. We’ve also reduced our upstream oil & gas market exposure from nearly 20 percent of revenues in 2014, to less than 10 percent today. We are well-positioned in the more stable midstream and downstream markets, along with our core municipal water and wastewater markets. Approximately 85 percent of our revenues moving forward will be generated from North America markets and from work on existing infrastructure, making us less dependent on funding for new capital investment. Certainly a U.S. infrastructure bill would provide tailwinds for Aegion but it’s not something we must see or are depending on to continue growing our business.

As we move forward, our primary focus will be leveraging our North America position and that starts with our cornerstone Insituform CIPP business.

If you turn to Slide 11, we’ve been heavily focused on improving productivity and margins in this business and we are reaping the benefits of that year to date with a 200-basis point improvement in year-to-date gross margins versus last year. Though labor markets are still very tight, we’ve worked hard to improve workforce stability following challenging crew expansions in 2018. We’ve seen increased utilization, equipment availability and performance, improved quality and site readiness and we’ve managed controllable production misses more than 30 percent lower than last year to near historical lows for the business. We continue to perform well at the bid table, maintaining our strong market position and preserving our margins, partly due to the benefits of our vertical integration. Although we are exiting international CIPP contracting activities, we will leverage both our North America and European manufacturing footprint to expand third-party tube sales, which is a higher margin and lower risk model for serving the international markets. As we divest our remaining international CIPP contracting businesses, we are targeting a structure that would position Aegion with long-term tube supply agreements.

If you turn to Slide 12, we are also focused on improving our North America Corrpro operations, which delivers nearly two-thirds of Aegion’s Corrosion Protection segment revenues through its cathodic protection offerings. We view this as a core long-term business for Aegion for multiple reasons, some of which I highlighted last quarter as well:

●	It fits our core mission of protecting, rehabilitating and maintaining pipelines.
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The majority of our work is based on engineering, monitoring, and rehabilitating cathodic protection systems on existing regulated midstream oil and gas pipelines and we see strong market demand for more accurate and timely data analytics to support these rehabilitation and maintenance decisions.

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We are viewed as a premier external corrosion protection provider and the only firm with a North America footprint, with over 300 certified corrosion technicians and engineers working out of more than 20 offices spread across North America. We believe this geographic scale delivers significant value for our clients, as we are organized to provide responsive, on-site, local services like pipeline surveys and the rehabilitation of cathodic protection systems.

Though we like the business case, our profitability in Corrpro has struggled over the last two years. Initially, we focused our efforts on project management challenges following unfavorable performance on large contracts in 2017. We focused on improving contract terms, reducing project risk and driving greater ownership and accountability at the crew level. While we saw improvements in construction activities, the business continued to underperform overall. Our focus over the last year has shifted to driving profitability increases in the higher value engineering and corrosion technician service side of the business, where optimizing pricing, the overhead structure and maintaining productive utilization across offices is critical given the more fixed nature of the employee base.

We are implementing multiple improvement initiatives, which include:

●	right sizing the overhead structure to improve operating leverage;
●	better aligning management reporting to drive accountability;
●	improving focus on pricing opportunities;
●	shifting to a more consistent standard costing for estimating and project accounting;
●	centralizing large project engineering and estimating to drive standardization and improved utilization;
●	moving to “day rates” rather than “lump sum” pricing on small projects to de-risk revenues; and
●	continuing to focus on managing project risk.

We are also evaluating the supply chain for potential optimization as well.

All of these activities reflect a focus on basic “blocking and tackling” which we believe will return the business to the profitability levels generated prior to 2016. We expect Corrpro to be a significant income improvement catalyst for the Corrosion Protection segment over the next several years.

Shifting now to Slide 15, another key focus area for Aegion is to strengthen our core offerings through technological differentiation. I discussed previously that Aegion’s focus in the early part of the decade was directed toward diversification and unfortunately this meant a shift away from investing in innovation. However, our annual R&D spending over the last three years has more than doubled and will continue to increase over the next few years as we work hard to build a cultural mindset around innovation. We have multiple organic investments at or near the commercialization phase that are expected to be accretive to financial results beginning in 2020.

Our new UV cure felt liner  offering opens up the opportunity for further expansion in the municipal wastewater business. In the second quarter, we completed successful field testing in Florida and New York and have trials scheduled in Maine, Cincinnati and Florida in the third quarter as we look to expand market acceptance. We are finalizing a commercial package for third-party product sale and will begin rolling this out in the second half of this year as well. We are targeting as much as $10 million of incremental revenues from this offering in 2020 with a substantial growth curve over the next several years at margins accretive to the legacy NAR business.

We are also excited about the development efforts on our internal mechanical service reinstatement technology to provide a more comprehensive, trenchless solution for rehabilitation on the pressure pipe side. We plan to commercialize the technology in 8- and 10-inch diameter pipes first and will be working with customers to field test the robots in the third quarter to ensure reliability. We will continue to develop the 6- and 12-inch technology as well in the coming months. We are also reorganizing our commercial group to drive greater lead generation and focus on selling into the pressure pipe market. We are targeting an incremental $10 - $15 million of revenues from small diameter pressure pipe installations in 2020. This market is highly fragmented so this will take a lot of new wins at the bid table, but we feel there is strong demand for this innovative solution that stands to replace a lot of the more disruptive “dig and replace” work that is generally accepted on the pressure pipe side.

Shifting to the Corrosion Protection space, we continue to expand market acceptance for our asset integrity management database. Over the last six months, we’ve equipped our technicians with nearly 60 mobile advanced data collection units in the field to electronically feed a data repository and enable more advanced analytics capabilities for the annual survey process. We are also partnering with additional midstream majors for enhancements to our close interval survey analytics tool. We have developed a license fee structure for use of the database and analytics capabilities, but we expect the biggest upside of this technology to be the increased stickiness with our customer base, which should drive overall pricing upside over time.

Within our coatings business, we have been working with a third-party technology provider to develop a laser weld profiling tool that analyzes and predicts weld coatability. Today there is no clear standard for a coatable weld, which can create conflicts between welders and coaters, particularly on offshore projects, where the short-term cost of rework, or alternatively, the long-term cost of weld failure, is very high. This technology is expected to be used to create an extensive database for defining objective standards to measure weld coatability, and we are working with our largest customer to have this specified into projects. The benefit here is to protect our strong market position both in the Middle East and in North America and improve standards for reliability for the entire industry.

We are also developing a new external weld coating technology called Liquid Ring, which is an automated coating ring that provides a more reliable and cost-effective method for applying liquid epoxy coatings to cross-country midstream pipelines. We are field testing this technology with large operators and expect this to open access to larger midstream projects over the coming years.

This wraps a high-level review of some of our key technology initiatives.

Turning to Slide 22, we expect the significant Middle East project funnel to provide earnings upside over the next one to three years as well. I’ve discussed previously the strong development pipeline for both onshore and offshore projects over the next several years, underpinned by Saudi Aramco’s commitment to its Maintain Potential Program and $20 to $30 billion in project funding as one of the world’s largest oil and gas producers. Aegion has been operating safely in the Middle East for more than a decade and is well positioned to benefit in both our industrial linings and robotic coatings businesses. In both businesses, our teams deliver highly mobile offerings that deliver strong margins and with low capital intensity combined with good operating leverage.

Bidding activity for several projects is under way right now and we’d expect to be announcing new project awards over the next few months that will be strong earnings contributors next year.

That wraps a review of our focus to drive earnings upside moving forward.

If you turn to Slides 24 and 25, I’d like to spend a couple minutes discussing our capital allocation philosophy and how that has changed over the last five years. In the early part of the decade, Aegion had a very M&A-focused approach. Since 2014, we’ve shifted to a much more balanced level of spending.

Over the last five years, despite spending more than $50 million in cash restructuring charges, we were able to:

●	fund the maintenance capital needs of the business;
●	acquire several smaller, bolt-on businesses;
●	meet all our debt repayment obligations; and
●	repurchase more than $140 million in shares, all while maintaining a debt leverage ratio in the 3x range.

The business continues to generate solid cash flows and have good access to liquidity. As we move forward, you can expect more of the same in terms of a balanced approach.

I’d like to wrap our discussion on Slide 26 with a review of our long-term financial targets. We expect annual revenue growth in the low- to mid-single digit range in our core markets, which, combined with our productivity improvements and margin expansion opportunities, should translate into double-digit annual EPS growth. We continue to target operating cash flows greater than 2x net income with free cash flows of greater than 1x net income. We are targeting a return on invested capital to exceed 10% by the end of 2021 as we drive profitability improvements in our core businesses and maintain a disciplined approach toward capital allocation.

The key strategic levers that will drive the attainment of these long-term financial targets include our focus on maintaining market share in core North America markets, productivity improvements to drive margin expansion, our renewed focus on differentiated technology and significant opportunities in the Middle East. These strategic levers combined with a strong balance sheet support our optimism for the future.

I know I speak on behalf of our employees, shareholders and multiple stakeholders globally when I say we are glad to put our multi-year restructuring initiatives in the rearview mirror and position the company for sustainable growth in earnings and shareholder value creation moving forward. We’re excited about the future and look forward to keeping you updated on our progress.

With that Operator, we would be pleased to take any questions.

Operator:	(Operator Instructions) Our first question comes from the line of Eric Stine of Craig-Hallum. Your line is open.

Eric Stine:

Just starting in Corrosion Protection, I mean, it clearly seems like you have more confidence in some of these Middle East projects, the ones that you’ve talked about for a while in the pipeline there, but just curious if you could give any more color. I mean, is this a case of the projects that were in the pipeline just maturing to the point where you have better visibility? Or I mean, is it also adding to that pipeline? Any thoughts there would be helpful.

Chuck Gordon:

Eric, as we look at the funnel, I don’t think the projects in the funnel have changed that much, but they’re just moving along sort of on schedule and I would expect this quarter we’re going to announce some projects that we’ve won along and going into Q4. I don’t think that we’re seeing a lot of additional projects that will hit 2020 move into the pipeline, but it is projects we followed for quite a while, and we would expect those to turn into orders in the second half of the year. And as we look out, though, 2020 and ’21 also look good for orders. So, the project funnel is there. Aramco, in particular, is investing a lot of money and we’re positioned well for the opportunity. We’re excited about it.

Eric Stine:	Got it. And just to be clear, I mean, these are, when you look at the funnel, it’s not, I mean, is it made up of a number of, not smaller, but just a number of projects rather than a few big ones?

Chuck Gordon:

Yes, absolutely. So, most of the projects, I think all of the projects actually, are in the $2 million to $10 million range. And that’s what you’re going to see, us come out a series of those kind of orders. You’re not going to see the $30 million, $35 million project like we had last year. We think there’s going to be a significant number of smaller projects in that $2 million to $10 million range.

Eric Stine:

Got it. Okay. Maybe just turning to Infrastructure Solutions, and I guess, Chuck, specifically for you, in the past, when your release said heavy rains and flooding, that usually meant that results were going to be really rough, so you’ve taken a number of steps over the last few years, and at your highest gross margin, I think it was ever. So, just curious, I mean, from your perspective, kind of how things have changed because a lot of these things are the same as what you’ve done. It’s just a number of years further. But just then thoughts about it being sustainable going forward as well.

Chuck Gordon:

Sure. So, what our goal was when we entered the year was to have the business perform at sort of the same kind of productivity it managed in 2016, which they’ve done. We named a new General Manager for the NAR business in October of last year, and he and his team have done a tremendous job. What we saw in Q2 was really, really tough weather from a rain standpoint, and while we certainly missed some linear feet, what happens when we have a lot of flooding is that our large and medium diameter work gets pushed out and we end up doing more small diameter work. And that’s part of the reason why revenue is down a little bit was because we were doing a lot of small diameter work. But we’re really pleased with the way that team is performing. And what they’ve done is really focused on the things that prevent them from hitting their weekly schedule. We put a very aggressive weekly schedule together. We manage it by crew, we’ve got sort of mid-60s number of crews now, and we manage it by crew. And we look very carefully at what the reasons were why they missed schedule, and what we’ve tried to do is eliminate those obstacles. And the team has done just a great job bringing the productivity of that group back up to where it needs to be. So, we’re excited about it and I think it’s very sustainable.

Operator:	(Operator Instructions) Our next question comes from the line of Noelle Dilts of Stifel.

Noelle Dilts:

Just given that you’re now at the end of this restructuring program, could you just, it’s kind of interesting because you’re at a point where maybe you’re shifting from thinking about fixing what you have to kid of moving more into growth mode. Could you just talk about any changes that you’re implementing or just kind of seeing at the management level as you go through that shift?

Chuck Gordon:

I think a couple of things that we’re doing internally, certainly, we talked about the increase in development spending. That has to come along with what we’re doing. On the IS side of the business, we’re looking hard at our channels to market to make sure that we’ve lined up correctly to be able to manage the new pressure pipe offer and make it successful. We have a very good wastewater sales team. Some of the aspects of selling pressure pipe are much different than it is on the gravity side, so we’re looking hard at the sales organization, not the organization, but how we improve our channel to the pressure pipe market. That’s one of the things that you’ll see.

The second thing is on the Corrosion Protection side, as we develop our ability to manage data, we continue to develop more of an account management strategy as opposed to a geographic sales strategy. We’ll continue to have great geographic coverage, but we also know that we need to have great account relationships. So, we’re looking at the sales side in that business pretty hard too.

So really, as we look as the business, it’s going to be a combination of developing for technical differentiation, combined with making sure we’ve got our sales channels right. I think, in terms of execution, we’re pretty strong really, across all three segments with the potential exception of Corrpro, where we need to be more cost effective. But we like where we’re at from an execution standpoint. It really becomes more about making sure we have the right kind of technology, so we’re differentiated and making sure that our channels to market are correct for these new offers.

Noelle Dilts:

Great. That makes a lot of sense. And then Energy Services this year, obviously, being impacted just by a lot of the changes that happened last year and maybe some put forward. I understand California, sort of its own animal, but any early thoughts on how to think about the market moving into next year?

Chuck Gordon:

So, as we look at the market next year, we would expect that turnarounds are going to be stronger, particularly in the first quarter than what we saw this year. Our fourth quarter turnaround schedule is strong for this year. And as we move into Q1 and Q2 next year, we expect a stronger turnaround season. We're in the process of working with a lot of customers now. They're right in the middle of their planning for that period. We'll certainly know a lot more about that in October. But as we move forward with Energy Services, we see some growth opportunities in some of the adjacent areas in the plants. We continue to work on our scaffolding offer. It's a natural fit for what we do in the facilities. We also, if you remember it right, bought a small company last year to move us up a step in what we offer for turnarounds in terms of specialty services. We had our first small win with that group in Hawaii in the second quarter. We're executing that job now, and we're excited about that opportunity as we go into turnarounds.

And then finally, we’ve had a lot of interest from our customer base into moving into more of the Rocky Mountain region and out of just California and Washington. So, as we look at geographic expansion for the business, we see opportunities in the Rocky Mountain region, Alaska and also Hawaii, and that’s really where we’re focused. We don’t have any plans at the current time to move into the Gulf Coast.

Noelle Dilts:

Great. And then one more, if I may. But I’ve been impressed by the strength that you and some others are seeing in the state and local infrastructure spending. If you think about the economy and some softening that we’re seeing in residential construction, do you think that at all changes how municipalities think about their budgets and their funding for these programs? I guess what, in your opinion, could be, are there any risks that you’re concerned about as you think about the market?

Chuck Gordon:

So, typically and, I guess, historically, if there’s been a recession, a lot of times, it’s accompanied by stimulus packages, which have helped us. Now that’s always kind of a bet and one that we certainly wouldn’t want to look at. I don’t think we’re as tied to new construction with what we’re doing with NAR now. The municipality has certainly been very proactive over the last 3 to 4 years about taking care of their own sewer issues, without having a consent decree in place. Certainly, we’re better off in a healthy economy than we are in a down economy, but I think going into a downward time, I think we’re positioned pretty well. Those are always challenging for all of us, but I think we’re positioned as well as we can be. We like the fact that we’re working on existing infrastructure across the whole company, and I think we’re positioned well. But obviously, we like a robust economy better than a down economy.

Operator:	(Operator Instructions) Our next question comes from Tate Sullivan of Maxim Group.

Tate Sullivan:

Can I drill a little more into what you said before on your overhead rights, I think you mentioned rightsizing your overhead expenses, and then coupling that with your comments on increasing R&D. I’m looking at the corporate expenses, adjusted corporate expenses in the quarter of $7.6 million, about 2.4% of revenue. How should I look at that going forward in relation to what you mentioned about increasing R&D as well?

David Morris:

Tate, it’s David. What we've said is a sort of a go-forward target for corporate overhead is in the range of 2% to 2.5%. So, we're right in that range right now, but I think there's still some further opportunity for further optimization of corporate spending. The R&D spending, we've doubled that in the last number of years, and we would see that continuing to increase over time as we continue to focus on innovation. That funding will be funded through the businesses. That is not part of the corporate bucket. It is funded by each of the business units.

Tate Sullivan:

Okay. And then the, maybe I misheard, but the opportunities to right-size the overhead in corporate, is that related to the current restructuring or opportunities after that in the remaining operations?

David Morris:

Well, I think, yes, as we finalize all the restructuring activities, and as we said in the release, we view that we're substantially complete with those restructuring activities now. But we also still have to divest certain of the international operations that are out there. Those are expected to be divested by the end of the year. As those activities are completed, I think that gives rise to further opportunities for additional cost reductions across the organization, just to make sure we have the right people in the right chairs and our spend for services is what it needs to be. The complexity of the organization will be greatly reduced and that consequently means we don’t need as much spending in some areas as we had previously.

Tate Sullivan:

Okay. And really quickly on, you gave details before on the divesting the international operations. Is collecting the receivables that you’ve mentioned before on the divested international operations related to the sale or cannot occur independently of a sale?

David Morris:

It depends on how the entity is being divested. If it's a shutdown, the collection of the receivables would be ours, and we would seek to collect all of those as we go through the liquidation of the company. The entities that we've shut down already, I'll use England as an example, we completed that shutdown as of the end of March, and we were able to very quickly collect all the outstanding retentions A/R. And we were successful in that close down. Some of the other operations, specifically some of the Middle Eastern operations that we're shutting down right now, the collection times are a lot longer. And we're appropriately reserving those receivables if we think there's any potential collection risk on a go-forward basis.

As we sell certain of the operations, depending on how the deal is structured, a company may be sold with working capital and the A/R, the A/P would go along with the sale of the business, so that the collection of that A/R would then shift to the buyer of the business. So, it just depends how the deal is structured.

Tate Sullivan:

Great. And last for me, really quick. Chuck, you mentioned, I think, on the smaller pressure pipe opportunity about an estimate for $10 million to $15 million of revenue potentially in 2020. Is that based on the timeline of field testing in Q3? Or what are variables in that?

Chuck Gordon:

So, we’re going to be field testing the first set of robots starting in a few weeks. And assuming that goes well, and we believe it will, we would have our 8- and 10-inch robots ready to be commercialized by the end of the year. We're also in the development process and probably a couple of months behind our 6- and 12-inch robots, though field trials for those will either be towards the end of the year or early next year. But based on that kind of timing, we would expect that we could generate $10 million to $15 million in incremental revenue going into next year.

Operator:	And at this time, I’d like to turn the call back over to Chuck Gordon for any closing remarks. Sir?

Chuck Gordon:

Thank you, Operator. Thanks for the opportunity to review with you this morning the multiple growth opportunities we are excited about moving forward. We look forward to keeping you updated on these initiatives over the next several months as we prepare for significant earnings growth next year. Thanks, again.

Operator:	Ladies and gentlemen, that does conclude today’s conference. Thank you for your participation and have a wonderful day. You may disconnect your lines at this time.